COUNTRYWIDE INVESTMENTS, INC.
                                312 WALNUT STREET
                             CINCINNATI, OHIO 45202
                                  800-543-8721
                                  513-629-2000

                            Administration Agreement


         This Agreement is made between  _______________________________________
("Administrator") and Countrywide Investment Trust, Countrywide Tax-Free Trust and Countrywide Strategic Trust (collectively the "Trusts" and individually the "Trust"), the issuer of shares of beneficial interest ("Shares") of the mutual funds set forth on Schedule A to this Agreement (collectively the "Funds" and individually the "Fund"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Trusts hereby appoint Administrator to render or cause to be rendered administrative support services to each Fund and its shareholders, which services may include, without limitation: aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Fund's transfer agent; answering client inquiries about the Fund and referring to the Trusts those inquiries which the Administrator is unable to answer; assisting clients in changing dividend options, account designations and addresses; performing sub-accounting; establishing, maintaining and closing shareholder accounts and records; investing client account cash balances automatically in Shares of the Fund; providing periodic statements showing a client's account balance, integrating such statements with those of other transactions and balances in the client's other accounts serviced by the Administrator and performing such other recordkeeping as is necessary for the Fund's transfer agent to comply with all the recordkeeping requirements of the Investment Company Act of 1940 and the regulations promulgated thereunder; arranging for bank wires; and providing such other information and services as the Trusts reasonably may request, to the extent the Administrator is permitted by applicable statute, rule or regulation to provide these services.

         2. Administrator shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in Administrator's business, or all or any personnel employed by Administrator) as is necessary or beneficial for providing information and services to shareholders of each Fund, and to assist each Trust in servicing accounts of clients. Administrator shall transmit promptly to clients all communications sent to it for transmittal to clients by or on behalf of a Trust, a Fund, or a Trust's investment adviser, custodian or transfer agent or dividend disbursing agent.

         3. For each account in certain Funds for which the Administrator is to render administrative support services, Administrator will receive a fee, as set forth on Schedule B, equal to the normal dealer's discount from the public offering price on the Shares purchased by such accounts. During the term of this Agreement, each Trust or the Trust's underwriter will also pay to the Administrator quarterly one-fourth of the annual administration fees set forth in Schedule B hereto. Administrator shall notify the Trust if Administrator directly charges a fee to Fund shareholders for its administrative support services as described in this Agreement.

         4. Administrator agrees to comply with the requirements of all laws applicable to it, including but not limited to, ERISA, federal and state securities laws and the rules and regulations promulgated thereunder. Administrator agrees to provide services to each Trust in compliance with the then current Prospectus and Statement of Additional Information of the Trust and the operating procedures and policies established by the Trust, including, but not limited to, required minimum investment and minimum account size.

         5. No person is authorized to make any representations concerning a Fund or its Shares except those contained in the current Prospectus or Statement of Additional Information of the applicable Fund and any such information as may be officially designated as information supplemental to the Prospectus. Additional copies of any Prospectus and any printed information officially designated as supplemental to such Prospectus will be supplied by the Trusts to Administrator in reasonable quantities on request.

         6. Administrator agrees that it will provide administrative support services only to those persons who reside in any jurisdiction in which a Fund's Shares are registered for sale and in which the Administrator may lawfully provide such services. Upon request, the Trusts shall provide the Administrator with a list of the states in which each Fund's Shares are registered for sale and shall keep such list updated.

         7. In no transaction shall Administrator have any authority whatsoever to act as agent for any Trust, any Fund or any person affiliated with any Trust or Fund.

         8. The Administrator agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Trust in opposition to proxies solicited by management of the Trust, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trust constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 8 will survive the term of this Agreement.

         9. The Administrator shall prepare such quarterly reports for each Trust as shall reasonably be requested by the Trust. In addition, the Administrator will furnish the Trust or its designees with such information as the Trust or they may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with the Trust and its designees (including and without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust or the Trust's underwriter pursuant hereto, as well as any other reports or filings that may be required by law.

         10. The Administrator acknowledges that any Trust may enter into similar agreements with others without the consent of the Administrator.

         11. Each Trust reserves the right, at its discretion and without notice, to suspend the sale of Shares or withdraw the sale of Shares of any Fund.

         12. The Trust's underwriter has adopted compliance standards, attached hereto as Schedule C, as to when Class A and Class C Shares of the Dual Pricing Funds may appropriately be sold to particular investors. The Administrator agrees that all persons associated with it will conform to such standards.

         13. With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved as to the Fund at least annually by the Trustees of the applicable Trust, including a majority of the members of the Board of Trustees of the Trust who are not interested persons ("Disinterested Trustees") of the Trust and have no direct or indirect financial interest in the operations of the Trust's Rule 12b-1 Plan ("Plan") or in any documents related to the Plan cast in person at a meeting for that purpose. In the event this Agreement, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority, or the Administrator shall fail to perform the shareholder servicing and administrative functions contemplated hereby, this Agreement is terminable effective upon receipt of notice thereof by the Administrator.

         14. Notwithstanding paragraph 13, this Agreement may be terminated with respect to any Fund as follows:

                  (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Trustees of the applicable
         Trust or by a vote of a majority of the outstanding voting securities of the Fund on not more than thirty (30) days written notice to the parties to this Agreement;

                  (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; or

                  (c) by any party to the Agreement without cause by giving the other parties at least thirty (30) days written notice of its intention to terminate.

         15. Any termination of this Agreement shall not affect the provisions of paragraph 18, which shall survive the termination of this Agreement and continue to be enforceable thereafter.

         16. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

         17. This Agreement is not intended to, and shall not, create any rights against any party hereto by any third person solely on account of this Agreement.

         18. The Administrator shall provide such security as is necessary to prevent unauthorized use of any computer hardware or software provided to it by or on behalf of the Trusts, if any. The Administrator agrees to release, indemnify and hold harmless each Fund, each Trust, each Trust's transfer agent, custodian and underwriter, and their respective principals, directors, trustees, officers, employees and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Administrator, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of the Administrator, its clients and other shareholders. Such indemnity shall also cover any losses and liabilities incurred by and resulting from the Administrator's performance of or failure to perform its obligations or its breach of any representations or warranties under this Agreement. Principals of the Administrator will be available to consult from time to time with each Trust concerning the administration and performance of the services contemplated by this Agreement.

         19. This Agreement may be amended only by an agreement in writing signed by the Administrator and the Trusts.

         20. The obligations of each Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of such Trust, personally, but shall bind only the property of such Trust, as provided in such Trust's Agreement and Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees and signed by a duly authorized officer of the Trusts, acting as such, and neither the authorization by the Trustees nor the execution and delivery by such officer of the Trusts shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trusts as provided in their Agreement and Declaration of Trust.

         21. This Agreement does not authorize the Administrator to participate in any activities relating to the sale or distribution of the Shares, and the Administrator agrees that it shall not participate in such activities.

         22. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, the parties agree that (a) such determination shall not affect any other provision, covenant, obligation or agreement contained herein, each of which shall be construed and enforced to the full extent permitted by law, and
(b) such invalid or unenforceable portion shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

         23. This Agreement shall be construed in accordance with the laws of the State of Ohio.

         THIS AGREEMENT WILL BECOME EFFECTIVE UPON THE CLOSING DATE OF THE ACQUISITION OF LESHNER FINANCIAL, INC. BY COUNTRYWIDE CREDIT INDUSTRIES, INC. PURUSANT TO THE AGREEMENT DATED 12/10/96 FOR THE EXCHANGE OF STOCK BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, this Agreement has been executed for the Trusts and the Administrator by their duly authorized officers, on this _____ day of _________________, 1997.


ACCEPTED BY ADMINISTRATOR                      COUNTRYWIDE INVESTMENT TRUST


By: _________________________________          By: ____________________________
Authorized Signature

_____________________________________          COUNTRYWIDE TAX-FREE TRUST
Type or Print Name, Position

_____________________________________          By: ____________________________
Administrator Name

_____________________________________          COUNTRYWIDE STRATEGIC TRUST
Address

_____________________________________          By: ____________________________
Address

_____________________________________          Date: __________________________
Phone

                                                                 Schedule A









                            SCHEDULE OF MUTUAL FUNDS




Countrywide Investment Trust
    *  Short Term Government Income Fund
       Adjustable Rate U.S. Government Securities Fund
   **  Global Bond Fund
       Intermediate Term Government Income Fund
    *  Money Market Fund
       Intermediate Bond Fund

Countrywide Tax-Free Trust
    *  Ohio Tax-Free Money Fund
    *  Tax-Free Money Fund
    *  California Tax-Free Money Fund
    *  Florida Tax-Free Money Fund
   **  Tax-Free Intermediate Term Fund
   **  Ohio Insured Tax-Free Fund
       Kentucky Tax-Free Fund

Countrywide Strategic Trust
       Government Mortgage Fund
   **  Equity Fund
   **  Utility Fund
       Growth/Value Fund
       Aggressive Growth Fund











  *  No-load Fund
 **  Dual Pricing Fund

                                                             Schedule B


                            COUNTRYWIDE INVESTMENTS
                              COMMISSION SCHEDULE

                         Government Mortgage Fund
                         Intermediate Bond Fund
                   Tax-Free Intermediate Term Fund - Class A
               Intermediate Term Government Income Fund
           Adjustable Rate U.S. Government Securities Fund

                                        Total
        Dollar Amount of Purchase       Sales        Dealer
        (At Offering Price)             Charge*      Concession

Less than $100,000                      2.00%          1.80%
from $100,000 but under $250,000        1.50%          1.35%
from $250,000 but under $500,000        1.00%           .90%
from $500,000 but under $1,000,000       .75%           .65%
$1,000,000 and over**                    None           None

25 basis points annual trailing commission effective immediately, paid quarterly.

                             Equity Fund - Class A
                             Utility Fund - Class A
                             Growth/Value Fund
                             Aggressive Growth Fund
                           Global Bond Fund - Class A
                        Ohio Insured Tax-Free Fund - Class A
                              Kentucky Tax-Free Fund

                                        Total
        Dollar Amount of Purchase       Sales   Dealer
        (At Offering Price)             Charge* Concession

Less than $100,000                      4.00%   3.60%
from $100,000 but under $250,000        3.50%   3.30%
from $250,000 but under $500,000        2.50%   2.30%
from $500,000 but under  $1,000,000     2.00%   1.80%
$1,000,000 and over**                    None    None

25 basis points annual trailing commission effective immediately, paid quarterly.
*  As a percentage of offering price.
** Broker/Dealers are entitled to a commission of 75 basis points at the time the investor purchases Class A shares at NAV in amounts totaling $1 million or more. However, the investor is subject to a contingent deferred sales load of 75 basis points if a redemption occurs within one year of purchase.
See specific Fund prospectus for details.

                             Equity Fund - Class C
                             Utility Fund - Class C
                           Global Bond Fund - Class C
                      Ohio Insured Tax-Free Fund - Class C
                   Tax-Free Intermediate Term Fund - Class C

The Funds will be offered to clients at net asset value. A commission of 1% of the purchase amount of Class C shares will be paid to participating brokers at the time of purchase. Purchases of Class C shares are subject to a contingent deferred sales load, according to the following schedule:

        Year Since Purchase     Contingent Deferred
        Payment Was Made        Sales Load

              First Year          1%
              Thereafter         None

100 basis points annual trailing commission will be paid quarterly beginning in the thirteenth month.


Brokers may invest for their own account at NAV
No trailing commissions will be paid to a dealer for any calendar quarter in which the average daily balance of all accounts in Countrywide Investments funds (including no-load money market funds) is less than $1,000,000.

                          FOR BROKER/DEALER USE ONLY

                                                          Schedule C



                             POLICIES AND PROCEDURES
                              WITH RESPECT TO SALES
                              OF DUAL PRICING FUND


         As certain Funds within Countrywide Investments (the "Dual Pricing Funds") offer two classes of Shares subject to different levels of front-end sales charges, it is important for an investor not only to choose the Fund that best suits his investment objectives, but also to choose the sales financing method which best suits his particular situation. To assist investors in these decisions, we are instituting the following policy:

         1.       Any purchase order for $1 million or more must be for Class A
                  Shares.

         2. Any purchase order for $100,000 but less than $1 million is subject to approval by a registered principal of the Underwriter, who must approve the purchase order for either Class A Shares or Class C Shares in light of the relevant facts and circumstances, including:

                  (a)      the specific purchase order dollar amount;

                  (b) the length of time the investor expects to hold the Shares; and

                  (c) any other relevant circumstances, such as the availability of purchases under a Letter of Intent.

         3. Any order to exchange Class A Shares of a Dual Pricing Fund (or Shares of another Fund having a maximum sales load equal to or greater than Class A Shares of the Dual Pricing Funds) for Shares of another Dual Pricing Fund will be for Class A Shares only. Class C Shares of a Dual Pricing Fund may be exchanged for either Class A or Class C Shares of another Dual Pricing Fund, provided that an exchange of Class C Shares for Class A Shares is subject to approval by a registered principal of Underwriter, who must approve the exchange in light of the relevant facts and circumstances.

         There are instances when one financing method may be more appropriate than the other. For example, investors who would qualify for a significant discount from the maximum sales charge on Class A Shares may determine that payment of such a reduced front-end sales charge is superior to payment of the higher ongoing distribution fee applicable to Class C Shares. On the other hand, an investor whose order would not qualify for such a discount may wish to pay a lower sales charge and have more of his funds invested in Class C Shares. If such an investor anticipates that he will redeem his Shares within a short period of time, the investor may, depending on the amount of his purchase, choose to bear higher distribution expenses than if he had purchased Class A Shares.

         In  addition,   investors  who  intend  to  hold  their  Shares  for  a
significantly long time may wish to purchase Class A Shares in order to avoid the higher ongoing distribution expenses of Class C Shares.

         The appropriate supervisor must ensure that all employees receiving investor inquiries about the purchase of Shares of Dual Pricing Funds advise the investor of the available financing methods offered by mutual funds, and the impact of choosing one method over another. It may be appropriate for the supervisor to discuss the purchase with the investor.

         This policy is effective immediately with respect to any order for the purchase of Shares of all Dual Pricing Funds. Questions relating to this policy should be directed to Sharon Karp, Vice President of the Underwriter, at 513/629-2000.